Exhibit 5.1

Our ref	VSL/742877-000004/27980429v3

Canaan Inc.

28 Ayer Rajah Crescent

#06-08

Singapore 139959

13 November 2023

Dear Sirs

Canaan Inc.

We have acted as Cayman Islands legal advisers to Canaan Inc. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), initially filed with the Securities and Exchange Commission (the “Commission”) on 23 April 2021 under the U.S. Securities Act of 1933, as amended, the base prospectus, dated May 1, 2023, included therein and the prospectus supplement dated 13 November 2023 (the “Prospectus Supplement”) relating to the sale of American depositary shares (the "ADSs") representing the Company's class A ordinary shares of par value US$0.00000005 each (the "Shares") by the Company in accordance with the At the Market Issuance Sales Agreement dated 10 November 2023 (the “ATM Offering Agreement").

We are furnishing this opinion and consent as Exhibits 5.1 and 23.2 to the Registration Statement.

1               Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1             The certificate of incorporation of the Company dated 6 February 2018 and the certificate of incorporation on change of name of the Company dated 24 April 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2             The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 4 October 2019 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the "Memorandum and Articles").

1.3             The written resolutions of the board of directors of the Company dated 31 October 2023 (the "Board Resolutions").

1.4             A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5             A certificate of good standing dated 7 November 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6             The Registration Statement.

1.7             The Prospectus Supplement.

1.8             The ATM Offering Agreement.

2               Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1             Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2             All signatures, initials and seals are genuine.

2.3             There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4             There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3               Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1             The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2             The authorised share capital of the Company is US$50,000 divided into 1,000,000,000,000 shares of par value US$0.00000005 comprising of (i) 999,643,375,556 Class A Ordinary Shares of a par value of US$0.00000005 each, and (ii) 356,624,444 Class B Ordinary Shares of a par value of US$0.00000005 each.

3.3             The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the ATM Offering Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4             The statements under the caption "Taxation" in the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4               Qualifications

4.1             In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

Director's Certificate

November 12, 2023

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Canaan Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The amended and restated memorandum and articles of association adopted by a special resolution on 4 October 2019 and effective immediately prior to the completion of the Company's initial public offering of American depositary shares (the "Memorandum and Articles") remain in full and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000,000 shares of a par value of US$0.00000005 each comprising of (i) 999,643,375,556 Class A Ordinary Shares of a par value of US$0.00000005 each, and (ii) 356,624,444 Class B Ordinary Shares of a par value of US$0.00000005 each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Meeting and at the date hereof were and are:

Nangeng Zhang

Wenjun Zhang

Hongchao Du

Zhitang Shu

Yaping Zhang

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver bas appointed in relation to any of the Company's property or assets.

8	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page to follow]

Signature:	/s/ Nangeng Zhang
Name:	Nangeng Zhang
Title:	Chairman and Chief Executive Officer